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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan's Administration Committee
Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-166215) on Form S-8 of Citigroup Inc. of our report dated June 16, 2014, with respect to the statements of net assets available for benefits of Citigroup 401(k) Plan (the Plan) as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2013 and Schedule G, Part III—Schedule of Nonexempt Transactions for the year ended December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 11-K of the Plan.

/s/ KPMG LLP

New York, New York

June 16, 2014

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  Exhibit 23.1